UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 9, 2009
Global Traffic Network, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51838 (Commission File Number)	33-1117834 (IRS Employer Identification No.)

880 Third Avenue, 6th Floor, New York, New York (Address of principal executive offices)	10022 (Zip Code)
(212) 896-1255
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Compensatory Arrangement of Certain Officers
     Fiscal 2009 Bonus Determinations; 2010 Base Salary Determinations
     Pursuant to their employment agreements with Global Traffic Network, Inc. (the “Company”), William L. Yde III, the Company’s Chairman, Chief Executive Officer and President, and Scott E. Cody, the Company’s Chief Financial Officer and Chief Operating Officer, were eligible to receive annual performance-based bonuses for the fiscal year ended June 30, 2009 (“fiscal 2009”) of up to $225,000 and $100,000, respectively, with the actual amounts to be paid based upon satisfaction of operating profit goals previously determined by the Compensation Committee. Based on Company performance against targeted amounts, Messrs. Yde and Cody did not receive performance-based bonuses for fiscal 2009. On July 9, 2009, the Compensation Committee of the Company’s Board of Directors awarded discretionary cash bonuses to Messrs. Yde and Cody of $112,500 and $50,000, respectively, for their services during fiscal 2009. The Compensation Committee elected to award these bonuses based primarily upon the substantial efforts expended by Messrs. Yde and Cody in negotiating and consummating the Company’s March 1, 2009 acquisition of London-based The Unique Broadcasting Company Limited (now named Global Traffic Network (UK) Commercial Limited) and, to a lesser extent, in recognition of the Company’s revenue growth in its local markets despite economic conditions that resulted in declining revenue over the broader advertising industry in such markets.
     In addition to the discretionary cash bonuses described above, the Compensation Committee increased Mr. Yde’s annual base salary by $25,000, to $475,000, for the fiscal year ending June 30, 2010 (“fiscal 2010”) and increased the fiscal 2010 base salary of B. William Pezzimenti, President and Director of Australia Traffic Network, by approximately $28,000, to approximately $436,000. Mr. Pezzimenti is paid in Australian dollars and the dollar amounts reflected above have been converted to United States dollars utilizing a recent exchange rate.
     Equity Compensation Grants
     Effective July 9, 2009, the Compensation Committee granted stock options to Mr. Cody and Gary L. Worobow, the Company’s Executive Vice President, Business and Legal Affairs, to purchase 100,000 and 20,000 shares, respectively of the Company’s common stock. The options have an exercise price equal to $3.76 (which amount is equal to the fair market value of the Company’s common stock on the date of grant), and will vest in three equal installments commencing on the first anniversary of the date of grant. Also effective July 9, 2009, the Compensation Committee granted to Ivan N. Shulman, the Company’s Senior Vice President and Director of International Sales, 20,000 shares of restricted common stock. The restricted shares are subject to transfer and forfeiture restrictions that lapse in three equal annual installments commencing on the first anniversary of the date of grant.
     Fiscal 2010 Non-Equity Incentive Plan Compensation
     The Compensation Committee approved non-equity incentive plan compensation in the form of sales-based commissions for B. William Pezzimenti, President and Director of The Australia Traffic Network Pty Limited (“ATN”), and Mr. Shulman for fiscal 2010. Pursuant to the plan for Mr. Shulman, the Company’s Chief Executive Officer established quarterly sales targets for the Company’s Canadian operations for fiscal 2010. Mr. Shulman will be entitled to quarterly cash bonuses of $15,000, $30,000 or $45,000 based upon on the Company’s Canadian operations achieving 95%, 100% or 105% of the applicable quarterly sales target. Mr. Shulman is not entitled to receive bonus amounts for any quarter in which the Canadian operations fail to achieve at least 95% of the applicable sales target.

     Pursuant to the plan for Mr. Pezzimenti, the Compensation Committee approved three “tiers” of annual Australian revenue targets for fiscal 2010, each of which corresponds with a specified percentage increase in annual revenue from the Australian operations over the fiscal 2009 period. Mr. Pezzimenti will be entitled to receive monthly cash bonuses upon the Company’s Australian operations achieving monthly portions of the targeted revenue amounts. Depending on the monthly revenue target tier achieved, Mr. Pezzimenti will be entitled to monthly cash bonuses of approximately $6,000, $14,000 or $17,500. Mr. Pezzimenti is not entitled to receive bonus amounts for any month in which the Company’s Australian operations fail to achieve revenues corresponding to the lowest revenue target tier. However, the Company will “true-up” the amount of Mr. Pezzimenti’s monthly cash bonuses on a quarterly basis. Pursuant to this true up, if cumulative Australian revenues during the applicable three month period equal or exceed the cumulative monthly revenue targets for such period, then Mr. Pezzimenti will be entitled to the full bonus amounts for the months comprising the applicable quarter to the extent they were previously unearned or were earned at a lower tier level than that corresponding to the cumulative target achieved. Mr. Pezzimenti is paid in Australian dollars and the dollar amounts reflected above have been converted to United States dollars utilizing a recent exchange rate.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Traffic Network, Inc., a Nevada corporation
Date: July 10, 2009	By:	/s/ Scott E. Cody
Scott E. Cody, Chief Operating Officer and
Chief Financial Officer

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